June 28, 2010
VIA FACSIMILE AND EDGAR
United States Securities and Exchange Commission
Washington, D.C. 20549
Attention: Erin Wilson
Mail Stop 3561

Re:	Graphic Packaging Holding Company
Graphic Packaging International, Inc.
Graphic Packaging Corporation
Bluegrass Container Canada Holdings, LLC
Bluegrass Flexible Packaging Company, LLC
Bluegrass Labels Company, LLC
Bluegrass Multiwall Bag Company, LLC
Field Container Queretaro (USA), L.L.C.
Graphic Packaging Flexible Holdings, LLC
Handschy Holdings, LLC
Handschy Industries, LLC
Riverdale Industries, LLC
Amendment No. 1 to Registration Statement on Form S-3
Filed on May 25, 2010
File No. 333-166324
Dear Ms. Wilson:
     On May 25, 2010, Graphic Packaging Holding Company (the “Company”), Graphic Packaging International, Inc. and the additional registrants listed on Exhibit A (collectively with the Company, the “Registrants”) filed via EDGAR Amendment No. 1 to the above-referenced Registration Statement on Form S-3 (“Amendment No. 1 to the Registration Statement”).
     Pursuant to Rule 461 under the Securities Act of 1933, as amended, the Registrants hereby request that the Securities and Exchange Commission (the “Commission”) accelerate the effective date of the above-referenced Registration Statement and declare the Registration Statement effective as of 10:00 a.m., Washington, D.C. time, on July 1, 2010 or as soon thereafter as practicable.

Sincerely,

GRAPHIC PACKAGING HOLDING COMPANY
GRAPHIC PACKAGING INTERNATIONAL, INC.
GRAPHIC PACKAGING CORPORATION
BLUEGRASS CONTAINER CANADA HOLDINGS, LLC
BLUEGRASS FLEXIBLE PACKAGING COMPANY, LLC
BLUEGRASS LABELS COMPANY, LLC
BLUEGRASS MULTIWALL BAG COMPANY, LLC
FIELD CONTAINER QUERETARO (USA), L.L.C.
GRAPHIC PACKAGING FLEXIBLE HOLDINGS, LLC
HANDSCHY HOLDINGS, LLC
HANDSCHY INDUSTRIES, LLC
RIVERDALE INDUSTRIES, LLC

By:	/s/ Laura Lynn Smith
Laura Lynn Smith
Assistant Secretary

cc: Justin R. Howard

EXHIBIT A
Graphic Packaging Corporation
Bluegrass Container Canada Holdings, LLC
Bluegrass Flexible Packaging Company, LLC
Bluegrass Labels Company, LLC
Bluegrass Multiwall Bag Company, LLC
Field Container Queretaro (USA), L.L.C.
Graphic Packaging Flexible Holdings, LLC
Handschy Holdings, LLC
Handschy Industries, LLC
Riverdale Industries, LLC